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                                                                     Exhibit 5.1

                               [LETTERHEAD OF DPW]

                                               July 22, 1998

Price Communications Cellular Holdings, Inc.
45 Rockefeller Plaza
Suite 3200
New York, New York 10020

Price Communications Corporation
45 Rockefeller Plaza
Suite 3200
New York, New York 10020

Ladies and Gentlemen:

     We have acted as counsel to Price Communications Cellular Holdings, Inc. (the "Company") and Price Communications Corporation ("PCC") in connection with their Registration Statement on Form S-1/S-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale by the Company of up to $200,000,000 aggregate principal amount of Senior Exchangeable Payable-in-Kind Notes due 2008 (the "Notes"). The Notes are mandatorily exchangeable, pursuant to their terms, into shares (the "PCC Shares") of common stock par value $0.01 per share (the "Common Stock") of PCC. The Notes are to be issued pursuant to an Indenture (the "Indenture") to be entered into between the Company, PCC and the Bank of Montreal Trust Company, as Trustee (the "Trustee").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

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Price Communications Cellular Holdings, Inc.
Price Communications Corporation              2                   July 22, 1998


     On the basis of the foregoing, we are of the opinion that:

     1. When the Indenture to be entered into in connection with the issuance of the Notes has been duly authorized, executed and delivered by the Company and the Trustee, and such Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the underwriting agreement relating thereto, such Notes will constitute a valid and binding obligation of the Company, enforceable in accordance with their terms, except as
(a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally, (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity) and (c) to the extent that a waiver of rights under any usury law may be unenforceable.

     2. When the shares of Common Stock have been duly authorized, issued and delivered upon exchange of the Notes in accordance with the terms of the Notes and the Indenture, such shares of Common Stock will be validly issued, fully paid and non-assessable.

     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Notes, (i) the Board of Directors of the Company and PCC shall have duly established the terms of the Notes and duly authorized the issuance and sale of such Notes and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of the Notes. We have also assumed that none of the terms of any Notes to be established subsequent to the date hereof, nor the issuance and delivery of such Notes, nor the compliance by the Company or PCC with the terms of such Notes will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or PCC, or any restriction imposed by any court or governmental body having jurisdiction over the Company or PCC.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the

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Price Communications Cellular Holdings, Inc.
Price Communications Corporation              3                   July 22, 1998

United States of America and the General Corporation Law of the State of
Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.



                                      Very truly yours,

                                      /s/ Davis Polk & Wardwell